Exhibit 10.4



                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT



        This Supplemental Executive Retirement Agreement (the "Agreement") is hereby entered into by and between Equitable Resources, Inc. (the "Company") and Murry S. Gerber (the "Executive"), as of this 4th day of May, 1998.

        WHEREAS, the Company desires to employ the Executive as Chief Executive Officer and President of the Company; and

        WHEREAS, the Executive will forego certain retirement benefits from a prior employer by accepting employment with the Company; and

        WHEREAS, in recognition of the Executive's potential loss of benefits and in consideration of his expected substantial contributions to the success of the Company, the Company desires to provide the Executive with additional supplemental retirement benefits as provided in this Agreement.

        NOW THEREFORE, the Company and the Executive agree to the following terms of this Agreement.

SECTION 1.    DEFINITIONS.

Except as otherwise provided herein, the capitalized terms set forth below shall be defined as follows:

        (a) Beneficiary. The beneficiary designated by the Executive in writing and delivered to the Committee. In the absence of any such writing, the beneficiary shall be the Executive's spouse, if living, and if not living, the Executive's estate.

        (b) Code. The Internal Revenue Code of 1986, as amended.

        (c) Committee. The Compensation Committee of the Board of Directors of the Company.

        (d) Company. Equitable Resources, Inc. and any successors or assigns of Equitable Resources, Inc.

        (e) ERI Annuity Amount. The ERI Annuity Amount shall equal the hypothetical straight-life annuity on the life of the Executive that is determined as of the Executive's Termination Date and is based on the sum of the vested account balances of the Executive under the Equitable Resources, Inc. Employee Savings Plan and the Equitable Resources, Inc. Deferred Compensation Plan. The annuity assumptions that will be used to determine the ERI Annuity Amount shall be those set forth in Appendix A of this Agreement.

        (f) ERISA. The Employee Retirement Income Security Act of 1974, as amended.

        (g) Executive. Murry S. Gerber.

        (h)  Shell  Annuity  Amount.  The  Shell  Annuity  Amount  shall  equal
        $150,000.

        (i) Supplemental Retirement Period. The Supplemental Retirement Period shall be the period described in Section 2 of this Agreement.

        (j) Termination Date. The Executive's Termination Date shall be the date that the Executive terminates employment with the Company.

SECTION 2.     ELIGIBILITY FOR BENEFITS.

The Executive shall be eligible for benefits under this Agreement if his Termination Date is on or after his 55th birthday and before his 65th birthday (this period of time shall be referred to as the "Supplemental Retirement Period"). If the Executive terminates employment with the Company before his 55th birthday, or on or after his 65th birthday, he shall not receive any benefits under this Agreement. Notwithstanding the above sentences, if the Executive is terminated by the Company involuntarily for any reason other than cause as defined in the Employment Agreement, and is age 52 or greater, he will be eligible for benefits under this Agreement commencing on his 55th birthday.

SECTION 3. AMOUNT OF BENEFITS. It is the intent of the Company that if the Executive terminates employment with the Company during the Supplemental Retirement Period, he shall receive benefits under this Agreement as provided in paragraphs (a) and (b) below:

        (a) Annual Benefit. The amount of the Executive's annual benefit under this Agreement shall equal $211,500 minus the ERI Annuity Amount. This benefit shall be paid to the Executive in monthly installments as provided in Section 4 of this Agreement for each full and partial year of the Supplemental Retirement Period.

        (b) Final Benefit. Upon the expiration of the Supplemental Retirement Period, the Executive shall receive a final benefit under this Agreement equal to the present value, if any, of a straight-life annuity for the Executive based on an annual amount equal to $211,500 minus (i) the ERI Annuity Amount, and minus (ii) the Shell Annuity Amount. If the final benefit amount determined under this paragraph is less than zero, then no additional benefits shall be paid to the Executive under this Agreement. The life expectancy assumption and the present value amount shall be determined based on the assumptions set forth in Appendix A.

SECTION 4. PAYMENT OF BENEFITS. The Executive shall receive annual benefits as described in Section 3(a) of this Agreement commencing with the last day of the month following the month of his Termination Date during the Supplemental Retirement Period and continuing on the last day of each succeeding month until the expiration of the Supplemental Retirement Period. The Executive shall receive his final benefit as described in Section 3(b) of this Agreement in a lump-sum cash payment as soon as practicable following his 65th birthday.

SECTION 5. FORFEITURE OF BENEFITS. The Executive shall forfeit his right to benefits under this Agreement if he accepts employment with another company after his Termination Date during the Supplemental Retirement Period.

SECTION 6.     DEATH BENEFITS.

No death benefits are provided under this Agreement because this Agreement is designed to compensate for benefits provided to the Executive under his prior retirement plan in the form of a straight-life annuity.

SECTION 7.     UNSECURED RIGHT TO BENEFITS.

The Executive shall have only the unsecured and unfunded promise to be paid benefits under this Agreement. The Company shall establish a rabbi trust for the purpose of holding assets to assist it in meeting its obligations to the Executive under this Agreement. The Company may make such contributions to the rabbi trust at its discretion, except that if the Executive's Termination Date is within the Supplemental Retirement Period, the Company shall contribute an amount to the rabbi trust equal to the present value of the amount necessary to pay all future amounts under this Agreement. The present value amount shall be determined in accordance with the assumptions set forth in Appendix A. This Agreement and rabbi trust is intended to constitute an unfunded plan for federal income tax purposes and shall be a "top-hat plan" for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

SECTION 8.     EMPLOYMENT TAX TREATMENT.

This Agreement is intended to be a "deferred compensation agreement" for purposes of the employment tax provisions of Code Section 3121(v). It is intended that the Executive's rights to a benefit will be subject to a substantial risk of forfeiture for purposes of Section 3121(v) and within the meaning of Treasury Regulation Section 1.83-3(c) until the Executive's termination of employment during the Supplemental Retirement Period. At that time, it is intended that the Executive's unfunded promise to be paid benefits as they come due shall not be treated as a substantial risk of forfeiture for purposes of Section 3121(v).

SECTION 9.     PARACHUTE PAYMENT TREATMENT.

The purpose of this Agreement is to both induce the Executive to become employed with the Company and to recognize the value of the Executive's expected services for the Company. Therefore, it is intended that benefits payable under this Agreement should be treated as payments in the nature of compensation within the meaning of Code Section 280G and the Regulations thereunder (the "280G Rules") and that such payments constitute reasonable compensation within the meaning of the 280G Rules.

SECTION 10.  ADMINISTRATION.

This Agreement shall be administered by the Committee. All determinations of the Committee as to any questions arising under this Agreement, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons. The Committee may delegate any of its responsibilities under the plan to another committee of the Company or to any other delegee. The Executive may not serve as a member of this Committee or be a delegee.

SECTION 11.  INTEREST NOT TRANSFERABLE.

All benefits provided under this Agreement may not be assigned, alienated, attached or encumbered by the Executive or his Beneficiary.

SECTION 12. EFFECT ON OTHER BENEFIT PLANS.

Amounts credited or paid under this Agreement shall not be considered to be compensation for the purposes of any qualified retirement plans maintained by the Company. The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans. In addition, the Executive's right to benefits under this Agreement shall survive the termination of the Executive's Employment Agreement.

SECTION 13.  INCOMPETENCY.

In the event the Executive is determined by a court to be incompetent, the Committee may, in its discretion, pay the benefits provided herein to the Executive's legal guardian for the benefit of the Executive.

SECTION 14.  CLAIMS PROVISION.

The Executive may make a claim to the Committee with regard to a payment of benefits provided herein. If the Committee receives a claim in writing, the Committee must give notice to the Executive in writing within a reasonable period of time after receipt of the claim, (not to exceed 90 days; or under special circumstances, 120 days). The notice of denial shall set forth the following information:

               (a) The specific reasons for such denial;
               (b) Specific reference to pertinent Agreement provisions on which the denial is based;
               (c) A  description  of  any  additional  material  or information necessary for the Executive to perfect a claim and an explanation of why such material or information is necessary; and
               (d) An  explanation  of  the Agreement's claim review procedure.

If the Executive does not receive a notice of denial within 180 days after receipt of the claim, the claim will be deemed to have been denied. The Executive may request a review of a denial (or deemed denial) by filing with the Committee a written request for such review. The request must be filed within 60 days after the notice of denial is received, or within 60 days after the denial is deemed to have occurred. The Executive may review pertinent documents and submit issues and comments in writing within the same 60 day period. If a request for review is filed, such review shall be made by the Committee within 60 days after receipt of such request, unless special circumstances require an extension of time for processing, in which case the Executive shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Upon completion of the review, the Executive shall be given written notice of the decision resulting from such review, which notice shall include specific reasons for the decision and specific references to the pertinent Agreement provisions on which the decision is based.

SECTION 15.  SEVERABILITY.

In the event that any provision of the Agreement shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Agreement. Instead, the Agreement shall be construed and enforced as if the illegal or invalid provision had never been inserted and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

SECTION 16.    APPLICABLE LAW.

To the extent that state law applies, the Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 17.    AMENDMENT AND TERMINATION.

The Company and the Executive may amend or terminate this Agreement only by mutual assent as evidenced by a written documentation. In the event that the Agreement is terminated during the Supplemental Retirement Period at a time in which the Executive is entitled to future payments under the Agreement, the Executive will receive a lump-sum cash payment of the present value of any such remaining benefits. The present value amount shall be determined in accordance with the assumptions set forth in Appendix A. In any event, this Agreement shall terminate immediately upon the Executive's receipt of all benefits under this Agreement or in the event that the Executive's Termination Date is before or after the Supplemental Retirement Period.

        IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first written above.

ATTEST:                                  EQUITABLE RESOURCES, INC.


      /s/ Audrey C. Moeller                      /s/ Donald I. Moritz
______________________________________   By: __________________________________
Vice President and Corproate Secretary               Donald I. Moritz
                                                       President and
                                                  Chief Executive Officer


WITNESS:                                 MURRY S. GERBER




      /s/ G. R. Spencer                             /s/ M. S. Gerber
______________________________________   ______________________________________

                                   APPENDIX A

The annuity assumptions that shall be used to determine the ERI Annuity Amount shall be as follows:

     The annual rate of interest on 30-year Treasury securities for the November preceding the Executive's Termination Date (the "GATT Rate").

     The 1983 Group Annuity Mortality Table, with a 50%/50% weighting of the male/female mortality rates, without projection (the "GAM83 50/50 Table").